Exhibit 3.113

CERTIFICATE OF INCORPORATION

OF

TRANSMONTAIGNE SERVICES INC.

Article 1. NAME

The name of this corporation is TransMontaigne Services Inc. (the “Corporation”).

Article 2. REGISTERED OFFlCE AND AGENT

The registered office of the Corporation shall be located at 9 East Loockerman Street, Suite lB, Dover, County of Kent. The registered agent of the Corporation at such address shall be National Registered Agents, Inc.

Article 3. PURPOSE AND POWERS

The purpose or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4. CAPITAL STOCK

The total number of shares of stock that the Corporation shall have the authority to issue is 100 shares, all of which shall be Common Stock having a par value of $0.01 per share.

Article 5. BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation by this provision hereby elects not to be governed by Section 203 of the Delaware General Corporation Law.

Article 6. INCORPORATOR

The name and mailing address of the incorporator (the “Incorporator”) are Joy Lloyd, Hogan & Hartson L.L.P., 1200 17th Street, Suite 1500, Denver, Colorado 80202. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

Article 7. BOARD OF DIRECTORS

7.1 Initial Directors; Number; Election.

The following persons, having a mailing address as listed below, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:

NAME	MAILING ADDRESS

Cortlandt S. Dietler	1670 Broadway, Suite 3100
Denver, Colorado 80202

Donald H. Anderson	1670 Broadway, Suite 3100
Denver, Colorado 80202

William S. Dickey	1670 Broadway, Suite 3100
Denver, Colorado 80202

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

7.2 Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

7.3 Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 7.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 8. AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 9. RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein as granted subject to this right.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 27th day of December, 2004.

/s/ Joy Lloyd
Joy Lloyd, Incorporator